Exhibit 99.1

                             CIT MARINE TRUST 1999-A
                          ANNUAL OFFICER'S CERTIFICATE

                            COMPLIANCE WITH AGREEMENT

      The undersigned certifies that he is a Vice President of The CIT Group/Sales Financing, Inc., a corporation organized under the laws of the state of Delaware ("CITSF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITSF in connection with Section 4.10 (a) of the Sale and Servicing Agreement, dated as of February 1, 1999 (the "Agreement"), among CITSF, The CIT Group Securitization Corporation II, as Seller, and CIT Marine Trust 1999-A, for which Chase Manhattan Bank Delaware acts as Owner Trustee and Harris Trust and Savings Bank acts as Indenture Trustee (all capitalized terms used herein without definition having the respective meanings specified in the Agreement). The undersigned further certifies to the Owner Trustee and to the Indenture Trustee that a review of the activities of CITSF during the preceding calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CITSF has fulfilled its obligations under the Agreement during the preceding calendar year.

      IN WITNESS WHEREOF, I have affixed hereto my signature this 31st day of March, 2000.

                                                          /s/ Frank Garcia
                                                   -----------------------------
                                                   Name:  Frank Garcia
                                                   Title: Vice President